Exhibit 3.4

AGREEMENT AND PLAN OF STOCK ACQUISITION

This Agreement and Plan of Stock Acquisition (“Agreement”), is made and entered into this 9th day of July 2015, by and among AXIS RESEARCH & TECHNOLOGIES, INC. ACQUISITION COMPANY, a Delaware Corporation, (“AXIS DELAWARE”), and AXIS RESEARCH & TECHNOLOGIES, INC., a California Corporation (“AXIS CA”). AXIS DELAWARE and AXIS CA are hereinafter sometimes collectively referred to as the “Parties.”

RECITALS:

A.          AXIS DELAWARE desires to acquire 100% of the issued and outstanding common stock of AXIS CA (the “AXIS CA Shares”), in exchange for 3,000,000 shares of the common stock of AXIS DELAWARE (the “AXIS DELAWARE Shares”). This transaction is referred to hereinafter as the “Stock Acquisition.”

B.           It is the intention of the Parties that: (i) the Stock Acquisition shall qualify as a Tax free reorganization under Section 338 of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and (ii) the Parties intend this Agreement to qualify as a “business combination” and the Stock Acquisition shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the AXIS DELAWARE shareholders reside.

C.           It is the intention of the Parties that the transaction effectuated by this Agreement be treated and accounted for as a reverse acquisition in accordance with FASB 141 and 142.

D.          The board of directors and shareholders of each of AXIS DELAWARE, and AXIS CA, each deem it to be in the best interests of the respective companies and their respective shareholders to consummate the Stock Acquisition, as a result of which AXIS DELAWARE shall acquire 100% of the issued and outstanding common stock of AXIS CA, and AXIS CA shall become a 100% owned subsidiary of AXIS DELAWARE.

NOW, ‘THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Effective Date.” The Effective Date of the Stock Acquisition is agreed to by the Parties, in accordance with FASB 141, to be July 9, 2015.

“AXIS DELAWARE Common Stock” shall mean shares of the common stock of AXIS DELAWARE, $0.0001 par value per share.

“AXIS DELAWARE Fully-Diluted Common Stock” means, as at the time in question, the maximum number shares of AXIS DELAWARE Common Stock that are issued and outstanding, after giving effect to: (a) the issuance of all of the AXIS DELAWARE Shares; and (b) the issuance of any other shares of AXIS DELAWARE Common Stock that are issuable upon conversion of any AXIS DELAWARE notes or shares of AXIS DELAWARE Preferred Stock, or upon the exercise of options, warrants or other rights to purchase shares of AXIS DELAWARE capital stock, but only to the extent that such securities are (i) outstanding as at the Effective Date of the Stock Acquisition, or (ii) issued subsequent to the Effective Date of the Stock Acquisition.

THE STOCK EXCHANGE

SECTION 1. THE STOCK EXCHANGE:

1.1           The Stock Acquisition. At the Effective Date and subject to and upon the terms and conditions of this Agreement, AXIS CA shall effect a reverse acquisition business combination with AXIS DELAWARE by the exchange of shares between AXIS CA and AXIS DELAWARE, thereby becoming a 100% owned subsidiary of AXIS DELAWARE.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Date, all AXIS CA Shares shall be converted into the right to receive the AXIS DELAWARE Shares.

(b)          Within twenty (20) days after the Effective Date, AXIS DELAWARE shall deliver to the Exchange Agent certificates evidencing the AXIS DELAWARE Shares, registered in the names of the AXIS CA Shareholders.

(c)          Within twenty (20) days after the Effective Date, AXIS CA shall deliver to the Exchange Agent certificates evidencing the AXIS CA Shares, registered in the name of AXIS DELAWARE.

(d)          Exchange Agent. Joseph L. Pittera, Esq., attorney for AXIS CA, shall act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging the AXIS CA Shares for the AXIS DELAWARE Shares.

1.2           Closing. The closing of the Stock Acquisition (the “Closing”) will take place at the offices of the Exchange Agent within one (1) Business Day following the satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as the Parties shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than July 31, 2015.

(a)	The AXIS CA Shares will be delivered to AXIS DELAWARE.

(b)	The AXIS DELAWARE Shares will be delivered to AXIS CA.

1.3          Effect Of The Stock Acquisition.

At the Effective Date:

(a)          AXIS CA shall become a 100% owned subsidiary of AXIS DELAWARE.

1.4          Restrictions On Resale

( a)          The AXIS DELAWARE Shares will not be registered under the Securities Act of 1934, as amended, or the securities laws of any state (the “Securities Acts”), and cannot be transferred, hypothecated, sold or otherwise disposed of until:

(i)	a registration statement with respect to such securities is declared effective under the Securities Acts, or

(ii)	AXIS DELAWARE receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for AXIS DELAWARE, that an exemption from the registration requirements of the Securities Acts is available.

(b)          The certificates representing the AXIS DELAWARE Shares to be issued pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT.”

1.5          Purpose of the Merger

(a)          It is the express purpose of this Merger, that AXIS CA become a publicly traded vehicle through its merger with AXIS DELAWARE.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF AXIS CA

AXIS CA hereby represents and warrants as follows:

2.1          Organization and Good Standing: Ownership of Shares. AXIS CA is a corporation duly organized and validly existing under the laws of the State of California. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating AXIS CA to issue, sell or transfer any Common stock of AXIS CA other than those represented in Schedule A.

2.2           Corporate Authority. AXIS CA has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of each corporation. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which AXIS CA is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to AXIS CA or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or bylaws of AXIS CA.

2.3           Ownership of Shares. AXIS CA is the owner of record and beneficially of the AXIS CA Shares, which, to the best of AXIS CA’s Knowledge, are owned free and clear of all rights, claims, Liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

2.4           Financial Statements, Books and Records. The audited financial Statements (balance sheet, income Statement, notes) of AXIS CA as of December 31, 2014 fairly represent the financial position of AXIS CA as of such Date and the results of their operations for the periods then ended. The books of account and other financial records of AXIS CA are in all respects complete and correct in all material respects and are maintained in accordance with good business and accountings practices, and are capable of being audited.

2.5           Access to Records. The corporate financial records, minute books and other documents and records of AXIS CA have been made available to AXIS DELAWARE prior to the Closing hereof.

2.6           No Material Adverse Changes. Between the execution and Closing of this Agreement, there have not been:

(a)          Any material adverse change in the financial position of AXIS CA except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of AXIS CA;

(b)          Any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of AXIS CA whether or not covered by insurance;

(c)          Any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of AXIS CA capital stock;

(d)          Any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by AXIS CA of any properties or assets, other than as set forth in Sections 2.13 or 2.14 below; or

(e)          Adoption of any pension, profit sharing, retirement, stock bonus, stock option, or similar plan or arrangement.

2.7 Taxes. AXIS CA as of the Closing Date, has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of the Closing Date and there are no deficiency notices outstanding.

2.8 Compliance with Laws. AXIS CA has complied with all federal, State, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of AXIS CA.

2.9           No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)          violate any provision of the Articles of Incorporation or Bylaws of AXIS CA;

(b)          violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which AXIS CA is a party or by or to which it or any of the assets or properties of either may be bound or subject;

(c)          violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon AXIS CA or upon the properties or business of either; or

(d)          violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of AXIS CA.

2.10 Actions and Proceedings. AXIS CA is not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the AXIS CA financial statements as of December 31, 2014, and to its best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against AXIS CA.

2.11 Agreements. There are no undisclosed material contracts or arrangement to which AXIS CA is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

2.12 Brokers or Finders. No broker’s or finder’s fee will be payable by AXIS CA or AXIS DELAWARE in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by AXIS CA or any of its Shareholders.

2.13 Real Estate. AXIS CA owns no real property.

2.14 Assets.

a) Tangible Assets. AXIS CA has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by AXIS CA, any related capitalized items or other tangible property material to the business of AXIS CA (the “Tangible Assets”). AXIS CA holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the Date on the Balance Sheet free and clear of all Liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances, except as noted. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of AXIS CA and conform to all Applicable Law, ordinances and government orders, rules and regulations relating to their construction and operation.

b) Intangible Assets. AXIS CA has full title and interest in certain intangible assets, including intellectual property related to its patents or pending patents (the “Intangible Assets”). AXIS CA holds all rights, title and interest in all the Intangible Assets owned by it on the Balance Sheet or acquired by it after the Date on the Balance Sheet free and clear of all Liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances, except as noted.

2.15 Liabilities. AXIS CA did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as “Liabilities”), which are not fully, fairly and adequately reflected on the Financial Statement except for specific Liabilities set forth in the Unaudited Financial Statements. As of the Date of Closing, AXIS CA will not have any further Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business. There is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

2.16 Operations of AXIS CA. Between the execution and Closing of this Agreement, AXIS CA shall not have:

(a)	incurred any indebtedness or borrowed money;

(b)	declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

(c)	made any loan or advance to any shareholder, officer, director, employee, consultant, agent of other representative or made any other loan or advance otherwise than in the ordinary course of business;

(d)	except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

(e)	disposed of any assets of AXIS CA except in the ordinary course of business;

(f)	materially increased the annual level of compensation of any executive employee of AXIS CA;

(g)	increased, terminated, amended or otherwise modified any plan for the benefit of employees of AXIS CA;

(h)	issued any common stock or rights to acquire such equity securities; or

(i)	except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

2.17 Capitalization. The authorized capital stock of AXIS CA consists of 100,000,000 common shares of AXIS CA of which (a) 20,922,000 Common shares of AXIS CA have been issued to the shareholders. AXIS CA has not granted, issued or agreed to grant, issue or make any other commitments of any character relating to the issued or unissued Common stock of capital stock of AXIS CA, (b) and 20,922,000 Common stock are issued and outstanding as of July 09, 2015.

2.18 Full Disclosure. No representation or warranty by AXIS CA in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written Statement, certificate or instrument furnished or to be furnished by AXIS CA pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue Statement of a material fact or omits or will omit to State any fact necessary to make any Statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of AXIS CA.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF AXIS DELAWARE

AXIS DELAWARE hereby represents and warrants as to AXIS DELAWARE as follows:

3.1          Organization and Good Standing. AXIS DELAWARE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

3.2          Corporate Authority. AXIS DELAWARE has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and the shareholders of AXIS DELAWARE as required by AXIS DELAWARE law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which AXIS DELAWARE is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to AXIS DELAWARE or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or Bylaws of AXIS DELAWARE.

3.3          Capitalization:

(a)          The authorized capital stock of AXIS DELAWARE consists of 100,000,000 shares of Common Stock, $.0001 per share par value, as well as 40,000,000 shares of AXIS DELAWARE Preferred Stock A, $0.0001 of which (a) 3,500,000 shares of Common Stock are issued and outstanding, (b) and no shares of Preferred A Stock are issued and outstanding. AXIS DELAWARE has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock.

(b)          There are no outstanding warrants, issued stock options, stock rights or other commitments of any character relating to the issued or unissued shares of either common stock or preferred stock of AXIS DELAWARE, other than those which are set forth in Section 3.3(e) below.

(c)          At the Closing, the AXIS DELAWARE Shares to be issued and delivered to AXIS CA hereunder will when so issued and delivered, constitute valid and legally issued shares of AXIS DELAWARE common stock, fully paid and non-assessable. The AXIS DELAWARE Shares issuable to such AXIS CA Security Holders shall represent approximately__% of the AXIS DELAWARE Fully-Diluted Common Stock as at the Effective Date of the Stock Acquisition.

3.4          Compliance with Laws. AXIS DELAWARE has complied with all federal, State, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of AXIS DELAWARE or the trading market for the AXIS DELAWARE Shares and specifically, and AXIS DELAWARE has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

3.6          Access to Records. The corporate financial records, minute books, and other documents and records of AXIS DELAWARE have been made available to AXIS CA prior to the Closing hereof

3.7          No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)          violate any provision of the Articles of Incorporation or Bylaws of AXIS DELAWARE;

(b)          violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which AXIS DELAWARE is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)          violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, AXIS DELAWARE or upon the securities, properties or business to AXIS DELAWARE; or

(d)          violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.8          Brokers or Finders. No broker’s or finder’s fee will be payable by AXIS DELAWARE in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of AXIS DELAWARE.

3.9          Authority to Execute and Perform Agreements. AXIS DELAWARE has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of AXIS DELAWARE enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by AXIS DELAWARE of this Agreement, in accordance with its respective Terms and conditions will not:

(a)          require the approval or consent of any governmental or regulatory body or the approval or consent of any other person or entity;

(b)          conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to AXIS DELAWARE, or any instrument, contract or other agreement to which AXIS DELAWARE is a party or by or to which AXIS DELAWARE is bound or subject; or

(c)          result in the creation of any Lien or other encumbrance on the assets or properties of AXIS DELAWARE.

3.10        Full Disclosure. No representation or warranty by AXIS DELAWARE in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written Statement, certificate or instrument furnished or to be furnished by AXIS DELAWARE pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue Statement of a material fact or omits or will omit to State any fact necessary to make any Statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of AXIS DELAWARE.

SECTION 4. CONDITIONS PRECEDENT

4.1           Conditions Precedent to the Obligation of AXIS DELAWARE. All obligations of AXIS DELAWARE under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions (anyone of which may be waived at Closing by AXIS CA):

(a)          The representations and warranties by or on behalf of AXIS DELAWARE contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b)          AXIS DELAWARE shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c)          On the Closing Date, an executive officer of AXIS DELAWARE shall have delivered to AXIS CA a certificate, duly executed by such Person and certifying that to the best of such person’s knowledge and belief, the representations and warranties of AXIS DELAWARE set forth in this Agreement are true and correct in all material respects.

(d)          On or before the Closing, the Board of Directors and the shareholders of AXIS DELAWARE shall have approved, in accordance with Applicable Law, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable AXIS DELAWARE to comply with the Terms of the Agreement.

(e)          The Stock Acquisition shall be permitted by Applicable Law and AXIS DELAWARE shall have sufficient shares of AXIS DELAWARE Common Stock authorized to complete the Stock Acquisition.

(f)          At the Closing, all instruments and documents delivered to AXIS CA and the Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for AXIS CA.

 (g)          The AXIS DELAWARE Shares to be issued to the Shareholders of AXIS CA at Closing will be validly issued, non-assessable and fully paid for and will be issued in a non-public offering and exempt Stock Acquisition transaction in Compliance with all federal and State securities laws, bearing a restrictive legend, as is more fully set forth herein.

4.2           Conditions Precedent to the Obligations of AXIS CA. All obligations of AXIS CA under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (anyone of which may be waived at Closing by AXIS DELAWARE):

(a)          The representations and warranties by AXIS CA contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b)          AXIS CA shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(c)          On the Closing Date, one of the AXIS CA executive officers shall have delivered to AXIS DELAWARE a certificate, duly executed by such person and certifying, that to the best of such Person’s Knowledge and belief, the representations and warranties of AXIS CA set forth in this Agreement are true and correct in all material respects.

(d)          The holders of a majority of the issued and outstanding Common stock of AXIS CA Shares shall have approved, ratified and confirmed this Agreement, the Stock Acquisition and all of the transactions contemplated hereby, all in accordance with applicable law.

SECTION 5. COVENANTS

5.1          Corporate Examinations and Investigations. Prior to the Closing Date, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a Party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2          Further Assurances. The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such Party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.3          Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, AXIS DELAWARE, and AXIS CA and the respective parties Principal Executive Officers agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the Date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable Federal or State securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v)	is ordered disclosed by a Court of proper jurisdiction.

5.4          Stock Certificates. Within thirty (30) days of the Effective Date or a time frame as determined by SEC regulatory requirements for filings etc., AXIS DELAWARE shall have delivered the certificates representing the AXIS DELAWARE Shares to AXIS CA.

5.5          Board of Directors.

a)           The current Board of Directors of AXIS DELAWARE shall resign and AXIS CA shall appoint new Board Members to the Board of Directors of AXIS DELAWARE.

b)           The Board of Directors of AXIS CA subsequent to the Stock Acquisition shall consist of the members of the Board of Directors of AXIS CA. The Officers of AXIS CA subsequent to the Stock Acquisition shall be the Officers of AXIS CA.

5.6           Indemnification of Officers and Directors. It is the intention of the Parties that AXIS DELAWARE and AXIS CA shall indemnify its officers and directors to the fullest extent permitted by law, as applicable. In such connection, the Parties agree not to amend the Certificates of Incorporation or Bylaws of either AXIS DELAWARE or AXIS CA if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of AXIS DELAWARE and AXIS CA, as the same are in effect immediately prior to the Effective Date of the Stock Acquisition.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of either Party to investigate the affairs of the other Parties and their Shareholders, each Party has the right to rely fully upon representations, warranties, covenants and agreements of the other Parties and their Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for three (3) years following the Closing.

SECTION 7. DOCUMENTS AT CLOSING AND THE CLOSING

7.1          Documents at Closing At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)           AXIS CA will deliver, or will cause to be delivered, to AXIS DELAWARE the following:

(i)          a certificate executed by an Officer/Director of AXIS CA to the effect that all representations and warranties made by AXIS CA under this Agreement are true and correct as of the Closing, the same as though originally given to AXIS DELAWARE on said Date;

(ii)         a certificate from the State of AXIS CA Dated at or about the Closing to the effect that AXIS CA is validly existing under the laws of said State;

(iii)        Common stock representing the Common stock of AXIS CA to be exchanged for the AXIS DELAWARE Shares.

(iv)        all other items, the delivery of which is a condition precedent to the obligations of AXIS DELAWARE, as set forth in Section 4.

(b)           AXIS DELAWARE will deliver or cause to be delivered to AXIS CA:

(i)          a certificate from AXIS DELAWARE executed by the President or Secretary of AXIS DELAWARE, to the effect that all representations and warranties of AXIS DELAWARE made under this Agreement are true and correct as of the Closing, the same as though originally given to AXIS CA on said Date;

(ii)         certified copies of resolutions by AXIS DELAWARE Board of Directors authorizing this transaction;

(iii)        certificates from the AXIS DELAWARE Secretary of State Dated at or about the Closing Date that AXIS DELAWARE are in good standing under the laws of said State; and

(b)	(iv) all other items, the delivery of which is a condition precedent to the obligations of AXIS CA, as set forth in Section 4 hereof.

SECTION 8. MISCELLANEOUS

8.1          Waivers. The waiver of a breach of this Agreement or the failure of any Party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2          Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the Parties or the duly authorized representatives of the respective Parties.

8.3          Assignment. This Agreement is not assignable except by operation of law.

8.4          Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the Parties of this Agreement shall be as follows:

To: AXIS DELAWARE:

Law Offices of Joseph L. Pittera

1308 Sartori Avenue

Suite 109

Torrance, CA 90501

To: AXIS CA:

Law Offices of Joseph L. Pittera

1308 Sartori Avenue

Suite 109

Torrance, CA 90501

Any notice or Statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.5           Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6           Jurisdiction. The parties hereby agree that the jurisdiction for any dispute or cause of action arising under this Agreement shall be federal courts of the State of Delaware.

8.7           Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other Parties.

8.8           Entire Agreement. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.9           Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.10          Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.11         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.12         Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this agreement on the Date first above written.

AXIS RESEARCH & TECHNOLOGIES, INC.,
A California Corporation

By	/s/ Nick Moran
Name: Nick Moran
Its: Chief Executive Officer

AXIS RESEARCH & TECHNOLOGIES, INC.,
A Delaware Corporation

By:	/s/ Nick Moran
Name: Nick Moran
Its: Chief Executive Officer

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